Exhibit 99.1

For Immediate Release

First Interstate BancSystem, Inc. Reports First Quarter Earnings

Billings, MT - April 30, 2020 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the first quarter of 2020. For the quarter, the Company reported net income of $29.3 million, or $0.45 per share, which compares to net income of $52.4 million, or $0.80 per share, for the fourth quarter of 2019, and $41.6 million, or $0.69 per share, for the first quarter of 2019.

The fourth quarter of 2019 earnings included acquisition costs related to the acquisitions of Idaho Independent Bank (“IIBK”) and Community 1st Bank (“CMYF”), both of which were acquired on April 8, 2019. The first quarter of 2019 earnings included acquisition costs related to the acquisition of Northwest Bancorporation, Inc. (“Northwest”), the parent company of Inland Northwest Bank (“INB”), which was acquired on August 16, 2018. The aforementioned acquisition costs negatively impacted earnings by $0.01 and $0.03 per common share in the fourth quarter of 2019 and the first quarter of 2019, respectively.

HIGHLIGHTS

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Mortgage banking revenues increased 67.9% to $13.6 million, for the first quarter of 2020, compared to $8.1 million for the fourth quarter of 2019, and increased 231.7%, from $4.1 million, compared to the first quarter of 2019.

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Net interest margin ratio, on a fully taxable equivalent basis, decreased to 3.90% for the first quarter of 2020, a four-basis point decrease from the prior quarter and a 14-basis point decrease from the same period in the prior year.

•	Exclusive of the impact of the recovery of charged-off interest and interest accretion, the Company’s operating net interest margin ratio was unchanged from the prior quarter at 3.77%.

•
We adopted the Current Expected Credit Loss (CECL) accounting standard on January 1, 2020, which resulted in an initial day one reserve increase to the allowance for credit losses of $32.3 million from the fourth quarter of 2019.

•
We had net charge offs of $3.1 million, or 0.14% of average loans, for the first quarter of 2020, compared to $5.8 million, or 0.25% of average loans, for the fourth quarter of 2019, and $4.3 million, or 0.21% of average loans, for the first quarter of 2019.

•	We paid a one-time special dividend of $0.60 per share of common stock in March 2020.

•
Through Phase I we had more than 6,800 applications approved for approximately $1.0 billion in loans through the Paycheck Protection Program (PPP), representing companies with an aggregate workforce of more than 107,000 employees.

“Despite the challenging operating environment, we are pleased that our first quarter results reflect the continuation of our solid core operating performance,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We are fortunate that the markets in which we operate have been among the areas of the country least impacted by the COVID-19 pandemic. For those clients that have been impacted by this crisis, we have implemented a number of relief programs to help them during this challenging period, including quickly providing them with access to the Small Business Administration’s PPP. As the second round of PPP funding begins, our bankers are working diligently to assist both existing and new clients with their applications.
“For more than 50 years, First Interstate has been a source of strength for our clients and communities during challenging periods, and the current crisis is expected to be no different. Throughout the strong economic conditions over the past decade, we have operated in a conservative manner, putting a priority on maintaining strong underwriting criteria, an appropriate level of reserves, excess capital, and ample liquidity. For these reasons, we are well prepared to manage through the current downturn in the economy and continue providing support to the markets we serve,” said Mr. Riley.

DIVIDEND DECLARATION

On April 29, 2020, the Company’s board of directors declared a dividend of $0.34 per common share, payable on May 21, 2020, to common stockholders of record as of May 11, 2020. The dividend equates to a 3.79% annualized yield based on the $35.87 per share average closing price of the Company’s common stock as reported on NASDAQ during the first quarter of 2020.

NET INTEREST INCOME

Net interest income decreased to $123.1 million during the first quarter of 2020, compared to $128.2 million during the fourth quarter of 2019. The decrease of 4.0% as compared to the fourth quarter of 2019 was partially due to a $1.4 million decrease in accretion income, one less day in the quarter, and a lower level of earning assets. Net interest income increased $7.1 million during the first quarter of 2020, compared to $116.0 million during the first quarter of 2019. The increase of 6.1% as compared to the first quarter of 2019 was primarily the result of higher levels of earning assets as a result of the impact of the IIBK and CMYF acquisitions and lower deposit costs.

•
Included in net interest income this quarter was the recovery of previously charged-off interest of $0.2 million, compared to previously charged-off interest recoveries of $0.3 million during the fourth quarter of 2019 and $0.9 million during the first quarter of 2019.

•
Interest accretion attributable to the fair valuation of acquired loans contributed $3.8 million to net interest income during the first quarter of 2020, of which approximately $1.1 million was related to early payoffs. This compares to interest accretion of $5.2 million in net interest income during the fourth quarter of 2019, of which approximately $2.4 million was related to early payoffs, and interest accretion of $3.9 million in net interest income during the first quarter of 2019, of which approximately $1.7 million was related to early payoffs.

The net interest margin ratio was 3.90% for the first quarter of 2020, compared to 3.94% during the fourth quarter of 2019 and 4.04% during the first quarter of 2019.

•
Exclusive of the impact of the recovery of charged-off interest and interest accretion, the Company’s net interest margin ratio remained unchanged at 3.77% during the first quarter of 2020 and during the fourth quarter of 2019.

•
Exclusive of the impact of the recovery of charged-off interest and interest accretion, the Company’s net interest margin ratio contracted 10 basis points, compared to 3.87% during the first quarter of 2019, primarily as a result of the impact of the reduction in the federal funds rate and lower yields on interest earning assets partially offset by lower deposit costs.

PROVISION FOR CREDIT LOSSES

The Company adopted Accounting Standards Codification 326, Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology and is referred to as the current expected credit loss (CECL) accounting standard, effective January 1, 2020. Upon adoption, the Company recorded a $32.3 million increase to its allowance for credit losses that was offset in shareholders' equity and deferred tax assets. During the first quarter of 2020, the Company recorded provision for credit losses of $29.0 million, compared to $3.8 million during the fourth quarter of 2019, and $3.7 million during the first quarter of 2019. The provision includes the impact of net charge-offs of $3.1 million, or 0.14% of average loans outstanding, for the first quarter of 2020, compared to $5.8 million, or 0.25% of average loans outstanding, for the fourth quarter of 2019, and $4.3 million, or 0.21% of average loans outstanding for the first quarter of 2019. The quarterly provision reflects an increase in expected losses over the life of the loan portfolios associated with significant changes in the Company's internal economic forecast as a result of COVID-19, including uncertainty regarding the benefits of government stimulus enacted since the initial assessment.

The Company’s allowance for credit losses on loans as a percentage of period-end loans increased to 1.43%, as a result of the adoption of the CECL standard, at March 31, 2020, and was 0.81% and 0.85% at December 31, 2019 and March 31, 2019, respectively. Coverage of non-performing loans increased to 204.60%, as a result of the adoption of the CECL standard, at March 31, 2020, and was 150.21% and 138.70% at December 31, 2019 and March 31, 2019, respectively.

NON-INTEREST INCOME

Total non-interest income increased $6.5 million, or 17.5%, to $43.7 million during the first quarter of 2020, as compared to $37.2 million during the fourth quarter of 2019, primarily as a result of increases in mortgage banking revenues and other income. Total non-interest income increased $10.5 million, or 31.6%, from $33.2 million during the first quarter of 2019, which is primarily the result of fluctuations in mortgage banking revenues and one additional day in the quarter, offset by a general decrease in client spending late in the first quarter of 2020 associated with the COVID-19 pandemic.

Mortgage banking revenues increased $5.5 million, or 67.9%, to $13.6 million during the first quarter of 2020, as compared to $8.1 million during the fourth quarter of 2019 and increased $9.5 million, or 231.7%, during the first quarter of 2020 from $4.1 million during the first quarter of 2019. The increases are primarily driven by increased mortgage loan production as a result of higher levels of refinance activity as a result of the favorable interest rate environment. During the first quarter of 2020, loans originated for home purchases accounted for approximately 49.9% of loan production, as compared to 55.3% during the fourth quarter of 2019 and 79.1% during the first quarter of 2019.

Other income increased $1.1 million, or 44.0%, to $3.6 million during the first quarter of 2020, as compared to $2.5 million  during the fourth quarter of 2019 and decreased $0.7 million, or 16.3%, during the first quarter of 2020 from $4.3 million  during the first quarter of 2019. Other income is subject to fluctuations throughout the year based on timing of normal business activities.

NON-INTEREST EXPENSE

Non-interest expense increased $7.6 million, or 8.2%, to $100.3 million during the first quarter of 2020, as compared to $92.7 million during the fourth quarter of 2019, primarily due to higher first quarter payroll tax costs, an increase in FDIC insurance following last quarter’s credit, a mortgage servicing impairment, and a decrease in other real estate owned income. Non-interest expense increased $7.8 million, or 8.4%, from $92.5 million during the first quarter of 2019, primarily due to a quarter-over-quarter increase in salaries and wages and other expenses which were offset by a decrease in acquisition related expenses and other real estate owned income.

There were no material acquisition related expenses for the first quarter of 2020. The fourth quarter of 2019 and the first quarter of 2019 included $0.7 million and $2.3 million of acquisition related expenses, respectively.

Exclusive of acquisition related expenses, non-interest expense increased $8.3 million, to $100.3 million, during the first quarter of 2020, as compared to $92.0 million during the fourth quarter of 2019, and increased $10.1 million, compared to $90.2 million during the first quarter of 2019.

Salaries and wages expense decreased $0.1 million, or 0.3%, to $39.9 million during the first quarter of 2020, compared to $40.0 million during the fourth quarter of 2019. Salaries and wages expense increased $4.8 million, or 13.7%, from $35.1 million in the first quarter of 2019, which reflected higher overall wage expenses, including incentive compensation expense, resulting from the addition of employees from the acquisitions of IIBK and CMYF.

Employee benefit expenses increased $3.0 million, or 26.8%, to $14.2 million during the first quarter of 2020, when compared to the $11.2 million incurred during the fourth quarter of 2019, primarily due to the seasonal first quarter reset of payroll taxes, higher health insurance costs, and increases in the employer funding of our 401(k) plan. Employee benefit expenses decreased $0.2 million, or 1.4%, from $14.4 million during the first quarter of 2019. During the first quarter of 2020, increases in employee benefits as a result of the addition of the IIBK and CMYF employees were offset by lower levels of long-term incentive, as compared to the first quarter of 2019.

Other expenses increased $4.2 million, or 14.2%, to $33.7 million during the first quarter of 2020, as compared to $29.5 million during the fourth quarter of 2019, primarily as a result of a mortgage servicing rights impairment of $2.9 million and an increase in FDIC insurance expenses of $1.6 million. The quarter-over-quarter increase in FDIC insurance expenses was a result of a $1.3 million credit issued by the FDIC during the fourth quarter of 2019. Other expenses increased by $5.9 million, or 21.2%, during the first quarter of 2020 from $27.8 million during the first quarter of 2019, primarily as a result of the mortgage servicing rights impairment of $2.9 million and additional operating expenses related to the IIBK and CMYF acquisitions.

Other real estate owned income, net of expense decreased $1.2 million, or 70.6%, to $0.5 million during the first quarter of 2020, as compared to $1.7 million during the fourth quarter of 2019, as a result of lower gains on disposition of other real estate owned properties. Other real estate owned income, net of expenses increased $0.6 million from the first quarter of 2019.

BALANCE SHEET

Total assets decreased $232.8 million, or 1.6%, to $14,411.4 million as of March 31, 2020, from $14,644.2 million as of the end of the fourth quarter of 2019. Total assets increased $913.2 million from $13,498.2 million as of March 31, 2019 primarily as a result of the acquisitions of IIBK and CMYF.

Total loans decreased to $9,012.4 million as of March 31, 2020 compared to $9,031.6 million as of December 31, 2019. Total loans increased $519.2 million, or 6.1%, as of March 31, 2020, from $8,493.2 million as of March 31, 2019, of which $417.1 million was attributable to the IIBK and CMYF acquired loans and $102.1 million of organic loan growth.

Total real estate loans increased $39.1 million, or 0.7%, to $5,977.3 million as of March 31, 2020, from $5,938.2 million as of December 31, 2019, primarily driven by a $27.9 million increase in commercial construction loans and a $55.6 million increase in commercial real estate loans, which were offset by decreases in residential construction loans of $15.7 million, residential real estate loans of $15.1 million, and land acquisition and development construction loans of $11.6 million. Year-over-year, total real estate loans increased $418.9 million, or 7.5%, from March 31, 2019. Exclusive of IIBK and CMYF acquired loans of $328.0 million, total real estate loans increased organically $90.9 million, or 1.6%. Organic growth within the real estate loan portfolio is primarily attributable to an increase of $142.1 million, or 4.4%, in commercial loans and $125.5 million, or 40.2%, in commercial construction loans, which growth was primarily offset by decreases in residential real estate loans of $105.3 million, residential construction loans of $47.8 million, and land acquisition and development construction loans of $37.8 million.

Total consumer loans decreased $19.7 million, or 1.9%, to $1,025.5 million as of March 31, 2020, from $1,045.2 million as of December 31, 2019. Within the consumer loan portfolio, indirect loans were seasonally lower with a decrease of $10.0 million, or 1.3%, direct loans decreased $4.0 million, or 2.2%, and credit card loans decreased $5.7 million, or 7.0%, as of March 31, 2020 compared to December 31, 2019. Year-over-year, total consumer loans decreased $21.5 million, or 2.1%, from $1,047.0 million, as of March 31, 2019. Exclusive of IIBK and CMYF acquired loans of $14.6 million, consumer loans decreased organically $36.1 million, primarily attributable to the direct loan portfolio as compared to March 31, 2019.

Commercial loans decreased $13.7 million, or 0.8%, to $1,660.0 million as of March 31, 2020, from $1,673.7 million as of December 31, 2019. Commercial loans increased $38.2 million, or 2.4%, from $1,621.8 million as of March 31, 2019. Exclusive of IIBK and CMYF acquired loans of $61.4 million, commercial loans decreased $23.2 million, or 1.4%, as compared to March 31, 2019. The decreases were primarily due to pay-downs during the quarter.

Agricultural loans decreased $21.2 million, or 7.6%, to $257.9 million as of March 31, 2020, from $279.1 million as of December 31, 2019, primarily due to seasonal pay-downs of operating lines. Year-over-year, agricultural loans increased $23.2 million, or 9.9%, from $234.7 million as of March 31, 2019. Exclusive of IIBK and CMYF acquired loans of $12.6 million, agricultural loans increased organically $10.6 million, or 4.5%, as compared to March 31, 2019.

Mortgage loans held for sale decreased $6.5 million, or 6.4%, to $94.4 million as of March 31, 2020, from $100.9 million as of December 31, 2019, and increased $60.4 million, or 177.6%, as of March 31, 2020, from $34.0 million as of March 31, 2019. The increase from the first quarter of 2019 is primarily due to an increase in originations of mortgage loans held for sale as a result of higher levels of refinance activity and lower interest rates.

Goodwill and intangible assets, excluding mortgage servicing rights, decreased $2.9 million to $708.8 million as of March 31, 2020, from $711.7 million as of December 31, 2019. The decrease is attributable to core deposit intangibles amortization expense. Year-over-year, goodwill and intangible assets, excluding mortgage servicing rights, increased $79.9 million from $628.9 million as of March 31, 2019, primarily attributable to goodwill and core deposit intangibles acquired in the IIBK and CMYF acquisitions, net of core deposit intangibles amortization expense.

Company owned life insurance increased $1.5 million, or 0.5%, to $295.3 million as of March 31, 2020, from $293.8 million as of December 31, 2019, and increased $19.5 million, or 7.1%, as of March 31, 2020, from $275.8 million as of March 31, 2019, primarily attributable to the IIBK acquisition.

Premises and equipment increased $2.5 million, or 0.8%, to $308.5 million as of March 31, 2020, from $306.0 million as of December 31, 2019, primarily due to an increase in right-of-use lease assets. Year-over-year, premises and equipment increased $10.3 million, or 3.5%, from $298.2 million as of March 31, 2019, primarily related to premises and equipment acquired from IIBK and CMYF offset by depreciation expenses.

Other real estate owned decreased $0.3 million, or 3.5%, to $8.2 million as of March 31, 2020, from $8.5 million as of December 31, 2019. Other real estate owned decreased $12.9 million, or 61.1%, as of March 31, 2020, from $21.1 million as of March 31, 2019. The decreases are primarily attributable to the disposition of other real estate properties in the normal course of business.

Other assets increased $33.5 million, or 16.2%, to $239.8 million as of March 31, 2020, from $206.3 million as of December 31, 2019, primarily due to an increase of $41.8 million in our interest rate swap contracts offset by a decrease in bank owned property held for sale and decreases due to normal fluctuations in other assets. Year-over-year, other assets increased $58.5 million, or 32.3%, as of March 31, 2020, from $181.3 million as of March 31, 2019. Exclusive of other assets of $8.7 million acquired from IIBK and CMYF, other assets increased $49.8 million, primarily due to an increase in $50.4 million related to our interest rate swaps offset by a decrease due to normal fluctuations in other assets.

Total deposits decreased $98.4 million, or 0.8%, to $11,565.1 million as of March 31, 2020, from $11,663.5 million as of December 31, 2019, primarily as a result of decreases in non-interest bearing business and time deposits, partially offset by increases in interest bearing demand and savings deposits. Year-over-year, total deposits increased $750.4 million, or 6.9%, from $10,814.7 million as of March 31, 2019. Exclusive of deposits of $706.7 million acquired from IIBK and CMYF, deposits grew organically $43.7 million, or 0.4%, compared to March 31, 2019, primarily related to an increase of $138.0 million in interest bearing deposits offset by a decrease of $94.3 million in non-interest bearing deposits.

The loan to deposit ratio was 77.9%, as of March 31, 2020, compared to 77.4% and 78.5% as of December 31, 2019 and March 31, 2019, respectively.

The Company is considered to be “well-capitalized” as of March 31, 2020, having exceeded all regulatory capital adequacy requirements. During the first quarter of 2020, the Company paid regular common stock dividends of approximately $22.1 million, or $0.34 per share, and paid a one-time special common stock dividend of $39.1 million, or $0.60 per share, and repurchased 1,054,700 shares of common stock for approximately $31.2 million at an average price of $29.56 per share pursuant to its previously announced stock repurchase program.

CREDIT QUALITY

As of March 31, 2020, non-performing assets increased $14.2 million, or 24.9%, to $71.3 million, compared to $57.1 million as of December 31, 2019, primarily due to loans 90 days past due increasing $6.3 million mostly attributable to payoffs delayed in respect of COVID-19 related client issues and an increase in non-accrual loans of $8.2 million. Non-accrual loans increased to $51.1 million as of March 31, 2020, as compared to $42.9 million during the fourth quarter of 2019, primarily as a result of the adoption of the CECL standard and corresponding transition from purchase credit impaired loans to purchase credit deteriorated loans, which increased non-accrual loans $7.8 million during the first quarter of 2020.

Criticized loans increased $12.6 million, or 3.3%, to $400.0 million as of March 31, 2020, from $387.4 million as of December 31, 2019, driven primarily by a $15.3 million hospitality downgrade and a $7.7 million beverage distributer downgrade. These downgrades were partially offset by pay-downs in construction, agricultural real estate, and commercial loans. CECL related adjustments also impacted criticized and classified loans by an increase of approximately $1.2 million. Criticized loans decreased $2.5 million from $402.5 million as of March 31, 2019.

Net loan charge-offs decreased $2.7 million, or 46.6%, to $3.1 million during the first quarter of 2020, as compared to $5.8 million during the fourth quarter of 2019. The net loan charge-offs in the first quarter of 2020 were composed of charge-offs of $4.6 million and recoveries of $1.5 million. Net loan charge-offs during the first quarter of 2019 were $4.3 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with GAAP in the United States of America, this release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders’ equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders’ equity; and (v) return on average tangible common stockholders’ equity. Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Tangible assets is calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing assets). Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts the foregoing capital adequacy measures to exclude intangible assets except mortgage servicing rights, adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies' organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios which are important to analysts and also allows investors to compare certain aspects of the Company’s capitalization to other companies.

See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release: political, legal, regulatory, and general economic or business conditions, either nationally or regionally; geopolitical uncertainties throughout the world; weather-related, disease, viruses, wide-spread health emergencies, pandemics, and other adverse climate or other conditions that may impact our business and our clients’ businesses; changes in the interest rate environment or interest rate changes made by the Board of Governors of the Federal Reserve; credit performance of our loan portfolio; adequacy of the allowance for credit losses and access to low-cost funding sources; our ability to achieve the projected cost savings from our acquisitions and do so in the time expected; operating costs, customer loss and business disruption following our acquisitions may be greater than expected; the unavailability of LIBOR; impairment of goodwill; dependence on our management team and ability to attract and retain qualified employees; governmental regulation and changes in regulatory, tax and accounting rules and interpretations; stringent capital requirements; future FDIC insurance premium increases; CFPB restrictions on our ability to originate and sell mortgage loans; cyber-security risks, including items such as “denial of service,” “hacking,” and “identity theft”; management distraction and costs associated with defending against, and unfavorable resolution with respect to, significant litigation, including class action litigation, and regulatory proceedings; inability to meet liquidity requirements; inability to grow organically or through acquisitions; impairment of collateral underlying our loans; environmental remediation and other costs associated with repossessed properties; ineffective internal operational controls; competition; meeting market demand with current and new products; reliance on external vendors; soundness of other financial institutions; failure of technology and failure to effectively implement technology-driven products and services; risks associated with introducing and implementing new lines of business, products or services; failure to execute on strategic or operational plans, including the ability to complete acquisitions or achieve expected costs savings or revenue growth associated with acquisitions; deposit attrition, customer loss and/or revenue loss following completed acquisitions; anti-takeover provisions; changes in dividend policy and the inability of our bank subsidiary to pay dividends; the uninsured nature of any investment in our common stock; decline in market price and volatility of our common stock; voting control of Class B common stock stockholders; controlled company status; dilution as a result of future equity issuances; and subordination of common stock to our indebtedness.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included in our periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors”. Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

First Quarter 2020 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the first quarter of 2020 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Friday, May 1, 2020. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on May 1, 2020 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on May 31, 2020, by dialing 1-877-344-7529 (using conference ID 10142388). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Net interest income	$123.1	$128.2	$125.5	$125.3	$116.0	(4.0)%	6.1%
Net interest income on a fully-taxable equivalent ("FTE") basis	123.6	128.7	126.0	125.8	116.5	(4.0)	6.1
Provision for credit losses (1)	29.0	3.8	2.6	3.8	3.7	663.2	683.8
Non-interest income:
Payment services revenues	10.2	10.8	10.8	10.5	9.4	(5.6)	8.5
Mortgage banking revenues	13.6	8.1	10.0	8.2	4.1	67.9	231.7
Wealth management revenues	6.2	6.0	5.9	5.8	6.1	3.3	1.6
Service charges on deposit accounts	5.4	5.4	5.3	5.4	5.0	NM	8.0
Other service charges, commissions and fees	4.7	4.4	4.2	4.2	4.3	6.8	9.3
Total fee-based revenues	40.1	34.7	36.2	34.1	28.9	15.6	38.8
Investment securities gains	—	—	0.1	—	—	NM	NM
Other income	3.6	2.5	4.0	5.1	4.3	44.0	(16.3)
Total non-interest income	43.7	37.2	40.3	39.2	33.2	17.5	31.6
Non-interest expense:
Salaries and wages	39.9	40.0	40.1	40.1	35.1	(0.3)	13.7
Employee benefits	14.2	11.2	11.9	14.0	14.4	26.8	(1.4)
Occupancy and equipment	10.1	10.1	10.4	10.5	10.5	NM	(3.8)
Core deposit intangible amortization	2.9	2.9	3.0	3.0	2.3	NM	26.1
Other expenses	33.7	29.5	30.4	30.6	27.8	14.2	21.2
Other real estate owned (income) expense	(0.5)	(1.7)	(0.8)	0.2	0.1	(70.6)	NM
Acquisition related expenses	—	0.7	3.8	13.5	2.3	NM	NM
Total non-interest expense	100.3	92.7	98.8	111.9	92.5	8.2	8.4
Income before taxes	37.5	68.9	64.4	48.8	53.0	(45.6)	(29.2)
Income taxes	8.2	16.5	15.3	10.9	11.4	(50.3)	(28.1)
Net income	$29.3	$52.4	$49.1	$37.9	$41.6	(44.1)%	(29.6)%

Weighted-average basic shares outstanding	64,790	64,870	64,832	64,505	60,311	(0.1)%	7.4%
Weighted-average diluted shares outstanding	64,937	65,168	65,043	64,707	60,598	(0.4)	7.2
Earnings per share - basic	$0.45	$0.81	$0.76	$0.59	$0.69	(44.4)	(34.8)
Earnings per share - diluted	0.45	0.80	0.76	0.59	0.69	(43.8)	(34.8)

NM - not meaningful
(1) Provision for credit losses on loans for the quarter ended March 31, 2020; provision for loan losses for the prior periods.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Assets:
Cash and cash equivalents	$869.2	$1,076.8	$1,269.6	$1,128.9	$955.2	(19.3)%	(9.0)%
Investment securities	3,070.5	3,052.3	2,827.1	2,708.5	2,689.0	0.6	14.2
Loans held for investment	8,918.0	8,930.7	8,992.6	8,995.2	8,459.2	(0.1)	5.4
Mortgage loans held for sale	94.4	100.9	108.9	64.1	34.0	(6.4)	177.6
Total loans	9,012.4	9,031.6	9,101.5	9,059.3	8,493.2	(0.2)	6.1
Less allowance for credit losses	129.1	73.0	75.0	74.2	72.4	76.8	78.3
Net loans	8,883.3	8,958.6	9,026.5	8,985.1	8,420.8	(0.8)	5.5
Goodwill and intangible assets (excluding mortgage servicing rights)	708.8	711.7	715.6	719.4	628.9	(0.4)	12.7
Company owned life insurance	295.3	293.8	292.8	291.7	275.8	0.5	7.1
Premises and equipment	308.5	306.0	302.8	321.1	298.2	0.8	3.5
Other real estate owned	8.2	8.5	17.8	27.6	21.1	(3.5)	(61.1)
Mortgage servicing rights	27.8	30.2	29.8	28.6	27.9	(7.9)	(0.4)
Other assets	239.8	206.3	219.6	203.7	181.3	16.2	32.3
Total assets	$14,411.4	$14,644.2	$14,701.6	$14,414.6	$13,498.2	(1.6)%	6.8%

Liabilities and stockholders' equity:
Deposits	$11,565.1	$11,663.5	$11,799.6	$11,489.9	$10,814.7	(0.8)%	6.9%
Securities sold under repurchase agreements	614.1	697.6	636.9	686.7	672.6	(12.0)	(8.7)
Long-term debt	13.9	13.9	13.9	15.8	15.8	NM	(12.0)
Subordinated debentures held by subsidiary trusts	86.9	86.9	86.9	86.9	86.9	NM	NM
Other liabilities	175.3	168.4	181.7	186.7	171.3	4.1	2.3
Total liabilities	12,455.3	12,630.3	12,719.0	12,466.0	11,761.3	(1.4)	5.9
Stockholders' equity:
Common stock	1,018.7	1,049.3	1,047.8	1,045.6	866.6	(2.9)	17.6
Retained earnings	897.6	953.6	921.4	892.5	874.7	(5.9)	2.6
Accumulated other comprehensive income (loss)	39.8	11.0	13.4	10.5	(4.4)	261.8	NM
Total stockholders' equity	1,956.1	2,013.9	1,982.6	1,948.6	1,736.9	(2.9)	12.6
Total liabilities and stockholders' equity	$14,411.4	$14,644.2	$14,701.6	$14,414.6	$13,498.2	(1.6)%	6.8%

Common shares outstanding at period end	64,553	65,246	65,229	65,229	60,836	NM	6.1%
Book value at period end	$30.30	$30.87	$30.39	$29.87	$28.55	(1.8)	6.1
Tangible book value at period end**	19.32	19.96	19.42	18.84	18.21	(3.2)	6.1

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Loans:
Real Estate:
Commercial real estate*	3,543.4	3,487.8	3,469.9	3,458.5	3,249.8	1.6%	9.0%
Construction:
Land acquisition and development	290.5	302.1	309.6	307.4	292.7	(3.8)	(0.8)
Residential	228.4	244.1	261.8	261.0	233.1	(6.4)	(2.0)
Commercial	459.4	431.5	386.7	353.4	312.1	6.5	47.2
Total construction	978.3	977.7	958.1	921.8	837.9	0.1	16.8
Residential real estate*	1,231.0	1,246.1	1,256.6	1,278.3	1,260.3	(1.2)	(2.3)
Agricultural real estate	224.6	226.6	226.5	225.5	210.4	(0.9)	6.7
Total real estate	5,977.3	5,938.2	5,911.1	5,884.1	5,558.4	0.7	7.5
Consumer:
Indirect	774.6	784.6	797.8	793.1	775.7	(1.3)	(0.1)
Direct	175.0	179.0	188.8	201.7	194.1	(2.2)	(9.8)
Credit card	75.9	81.6	80.3	81.2	77.2	(7.0)	(1.7)
Total consumer	1,025.5	1,045.2	1,066.9	1,076.0	1,047.0	(1.9)	(2.1)
Commercial*	1,660.0	1,673.7	1,726.5	1,760.7	1,621.8	(0.8)	2.4
Agricultural	257.9	279.1	292.7	277.6	234.7	(7.6)	9.9
Other	3.7	—	1.3	2.7	1.8	NM	105.6
Deferred loan fees and costs	(6.4)	(5.5)	(5.9)	(5.9)	(4.5)	16.4	42.2
Loans held for investment	8,918.0	8,930.7	8,992.6	8,995.2	8,459.2	(0.1)	5.4
Loans held for sale	94.4	100.9	108.9	64.1	34.0	(6.4)	177.6
Total loans	9,012.4	9,031.6	9,101.5	9,059.3	8,493.2	(0.2)%	6.1%

*In conjunction with the adoption of ASU 2016-13, the Company reclassified 2019 quarterly amounts in our multi-family loan portfolio from residential real estate to commercial real estate. Additionally, we reclassified our 2019 quarterly amounts in our commercial 1-4 family and commercial home equity lines of credit from commercial real estate to commercial to conform 2019 amounts to the March 31, 2020 presentation. These reclassifications did not change previously reported total loans.

Deposits:
Non-interest bearing	$3,309.3	$3,426.5	$3,639.7	$3,372.9	$3,158.7	(3.4)%	4.8%
Interest bearing:
Demand	3,293.8	3,195.4	3,054.1	3,066.6	2,979.6	3.1	10.5
Savings	3,641.4	3,591.6	3,570.8	3,491.9	3,270.0	1.4	11.4
Time, $0.1 and over	560.1	651.1	705.2	717.4	629.6	(14.0)	(11.0)
Time, other	760.5	798.9	829.8	841.1	776.8	(4.8)	(2.1)
Total interest bearing	8,255.8	8,237.0	8,159.9	8,117.0	7,656.0	0.2	7.8
Total deposits	$11,565.1	$11,663.5	$11,799.6	$11,489.9	$10,814.7	(0.8)%	6.9%

Total core deposits(1)	$11,005.0	$11,009.5	$11,091.5	$10,763.7	$10,173.3	—%	8.2%

(1) Core deposits are defined as total deposits less time deposits, $0.1 and over and brokered deposits

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	1Q20 vs 4Q19	1Q20 vs 1Q19

Allowance for Credit Losses: (1)
Allowance for credit losses	$129.1	$73.0	$75.0	$74.2	$72.4	76.8%	78.3%
As a percentage of period-end loans	1.43%	0.81%	0.82%	0.82%	0.85%

Net charge-offs during quarter	$3.1	$5.8	$1.8	$2.0	$4.3	(46.6)%	(27.9)%
Annualized as a percentage of average loans	0.14%	0.25%	0.08%	0.09%	0.21%

Non-Performing Assets:
Non-accrual loans	$51.1	$42.9	$50.1	$41.0	$45.1	19.1%	13.3%
Accruing loans past due 90 days or more	12.0	5.7	7.0	5.2	7.1	110.5	69.0
Total non-performing loans	63.1	48.6	57.1	46.2	52.2	29.8	20.9
Other real estate owned	8.2	8.5	17.8	27.6	21.1	(3.5)	(61.1)
Total non-performing assets	$71.3	$57.1	$74.9	$73.8	$73.3	24.9%	(2.7)%

Non-performing assets as a percentage of:
Total loans and OREO	0.79%	0.63%	0.82%	0.81%	0.86%
Total assets	0.49	0.39	0.51	0.51	0.54

Accruing Loans 30-89 Days Past Due	$53.3	$37.7	$40.2	$38.8	$56.5	41.4%	(5.7)%
Accruing TDRs	5.0	5.5	5.5	5.7	5.8	(9.1)	(13.8)

Criticized Loans:
Special Mention	$150.2	$157.5	$174.5	$182.5	$186.2	(4.6)%	(19.3)%
Substandard	243.6	224.0	229.1	217.0	194.6	8.8	25.2
Doubtful	6.2	5.9	12.5	14.5	21.7	5.1	(71.4)
Total	$400.0	$387.4	$416.1	$414.0	$402.5	3.3%	(0.6)%

(1) Allowance for credit losses on loans ("ACLL") at March 31, 2020; Allowance for loan losses ("ALLL") for the prior periods.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Mar 31, 2020		Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Annualized Financial Ratios (GAAP)
Return on average assets	0.81%		1.41%	1.35%	1.07%	1.27%
Return on average common equity	5.91		10.39	9.89	7.97	9.86
Yield on average earning assets	4.18		4.30	4.42	4.62	4.55
Cost of average interest bearing liabilities	0.41		0.52	0.70	0.77	0.71
Interest rate spread	3.77		3.78	3.72	3.85	3.84
Net interest margin ratio	3.90		3.94	3.93	4.08	4.04
Efficiency ratio	58.39		54.29	57.78	66.20	60.46
Loan to deposit ratio	77.93		77.43	77.13	78.85	78.53

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$19.32		$19.96	$19.42	$18.84	$18.21
Tangible common stockholders' equity to tangible assets	9.10%		9.35%	9.06%	8.98%	8.61%
Return on average tangible common equity	9.18		16.15	15.56	12.73	15.61

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	14.35%	*	14.10%	13.71%	13.43%	13.23%
Tier 1 risk-based capital to total risk-weighted assets	12.80	*	13.41	13.01	12.73	12.50
Tier 1 common capital to total risk-weighted assets	12.01	*	12.62	12.19	11.94	11.65
Leverage Ratio	9.90	*	10.13	9.96	9.94	9.76

*Preliminary estimate - may be subject to change. Additionally, the regulatory capital ratios presented above include the assumption of the transitional method relative to recent legislation by Congress in relief of COVID‑19 pandemic on the economy and financial institutions in the United States. The referenced relief allows a total five-year phase in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.

**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$8,995.6	$112.4	5.03%	$9,041.1	$118.9	5.22%	$8,467.9	$111.7	5.35%
Investment securities (2)	3,061.3	17.8	2.34	2,896.3	17.1	2.34	2,630.2	15.8	2.44
Interest bearing deposits in banks	705.0	2.5	1.43	1,035.3	4.5	1.72	598.6	3.6	2.44
Federal funds sold	0.3	—	—	0.3	—	—	0.6	—	—
Total interest earnings assets	12,762.2	132.7	4.18%	12,973.0	140.5	4.30%	11,697.3	131.1	4.55%
Non-earning assets	1,698.3			1,748.9			1,542.9
Total assets	$14,460.5			$14,721.9			$13,240.2
Interest bearing liabilities:
Demand deposits	$3,241.9	$0.9	0.11%	$3,155.2	$1.3	0.16%	$2,922.7	$2.4	0.33%
Savings deposits	3,628.0	1.4	0.16	3,602.1	2.5	0.28	3,262.3	5.1	0.63
Time deposits	1,384.3	5.0	1.45	1,492.7	5.9	1.57	1,356.5	4.6	1.38
Repurchase agreements	639.4	0.5	0.31	669.1	0.8	0.47	675.5	1.0	0.60
Long-term debt	13.9	0.3	8.68	13.9	0.3	8.56	15.6	0.3	7.80
Subordinated debentures held by subsidiary trusts	86.9	1.0	4.63	86.9	1.0	4.57	86.9	1.2	5.60
Total interest bearing liabilities	8,994.9	9.1	0.41%	9,019.9	11.8	0.52%	8,319.5	14.6	0.71%
Non-interest bearing deposits	3,284.0			3,506.7			3,048.9
Other non-interest bearing liabilities	188.0			193.6			160.6
Stockholders’ equity	1,993.6			2,001.7			1,711.2
Total liabilities and stockholders’ equity	$14,460.5			$14,721.9			$13,240.2
Net FTE interest income		$123.6			$128.7			$116.5
Less FTE adjustments (2)		(0.5)			(0.5)			(0.5)
Net interest income from consolidated statements of income		$123.1			$128.2			$116.0
Interest rate spread			3.77%			3.78%			3.84%
Net FTE interest margin (3)			3.90%			3.94%			4.04%
Cost of funds, including non-interest bearing demand deposits (4)			0.30%			0.37%			0.52%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3)   Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Total common stockholders' equity (GAAP)	(A)	$1,956.1	$2,013.9	$1,982.6	$1,948.6	$1,736.9
Less goodwill and other intangible assets (excluding mortgage servicing rights)		708.8	711.7	715.6	719.4	628.9
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,247.3	$1,302.2	$1,267.0	$1,229.2	$1,108.0

Total assets (GAAP)		$14,411.4	$14,644.2	$14,701.6	$14,414.6	$13,498.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		708.8	711.7	715.6	719.4	628.9
Tangible assets (Non-GAAP)	(C)	$13,702.6	$13,932.5	$13,986.0	$13,695.2	$12,869.3

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,993.6	$2,001.7	$1,969.0	$1,907.8	$1,711.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		710.2	714.1	717.3	713.7	630.3
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,283.4	$1,287.6	$1,251.7	$1,194.1	$1,080.9

Total quarterly average assets	(F)	$14,460.5	$14,721.9	$14,473.0	$14,219.6	$13,240.2
Annualized net income available to common shareholders	(G)	117.8	207.9	194.8	152.0	168.7
Common shares outstanding	(H)	64,553	65,246	65,229	65,229	60,836

Return on average assets (GAAP)	(G)/(F)	0.81%	1.41%	1.35%	1.07%	1.27%
Return on average common stockholders' equity (GAAP)	(G)/(D)	5.91	10.39	9.89	7.97	9.86
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	13.79	13.60	13.60	13.42	12.92
Book value per common share (GAAP)	(A)/(H)	$30.30	$30.87	$30.39	$29.87	$28.55
Tangible book value per common share (Non-GAAP)	(B)/(H)	19.32	19.96	19.42	18.84	18.21
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	9.10%	9.35%	9.06%	8.98%	8.61%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	9.18	16.15	15.56	12.73	15.61

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com